Exhibit 10.4

LICENSE AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into this 22nd day of December, 2006 (the “Effective Date”), by and among RJ Mears LLC, a Delaware limited liability company with a principal place of business at 1100 Winter Street, Suite 4700, Waltham, Massachusetts, 02451 (“Mears”), ASM America, Inc. (“ASM America”), a Delaware corporation with a principal place of business at 3440 East University Drive, Phoenix, Arizona, 85034, and ASM International, N.V. (“ASM International”), a Netherlands corporation with a principal place of business at Jan van Eycklaan 10, 3723 BC Bilthoven, Netherlands. ASM America, ASM International and their Affiliates (as defined below) are collectively referred to as “ASM.” Mears and its Affiliates (as defined below) are collectively referred to as “Mears.” Mears and ASM are collectively referred to as the “Parties.”

WITNESSETH THAT:

WHEREAS, ASM is the owner of certain patent rights and has the right to grant licenses under said patent rights;

WHEREAS, Mears desires to obtain a license under the patent rights upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, ASM and Mears hereby agree as follows:

ARTICLE I

Definitions

As used in this Agreement:

“Affiliate” shall mean any legal entity (such as a corporation, partnership, or limited liability company) that is controlled by a Party. For the purposes of this definition, the term “control” means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

“Equipment” shall mean equipment used to manufacture semiconductors and components of equipment used to manufacture semiconductors.

“Licensed Product” shall mean products comprising Permitted Structures that absent the license granted hereunder, would infringe one or more Licensed Claims.

“Licensed Process” shall mean any process of making Permitted Structures that, absent the license granted hereunder, would infringe one or more Licensed Claims.

“Net Revenues” shall mean gross monetary receipts and the cash equivalent of non-monetary consideration receivable by Mears or any of its affiliates, calculated in accordance with generally-accepted accounting principles consistently applied from the sale or other disposition of Licensed Products or the performance of Licensed Processes, including revenue from the sub-licensing of Licensed Claims, in an arm’s-length transaction, net of all separately stated taxes (other than taxes on income), interest and other finance charges paid by customers, customs duties and other governmental charges, transportation, insurance and storage charges and refunds and adjustments actually paid or incurred.

“Licensed Claims” shall mean any and all non-Equipment claims entitled to priority to U.S. Serial No. 09/227,679 and/or 60/070,991, including, without limitation, non-Equipment claims in U.S. Patent Nos. 6,749,687 and 7,105,055.

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“Permitted Structures” shall mean (i) structures that include multiple sequences of a non-semiconductor layer adjacent a mono-crystalline semiconductor layer and (ii) structures that include a monolayer of atomic oxygen at an areal density in the range 1013/cm2 to I 015/cm2 between two high quality, single crystal silicon layers for the purpose of achieving enhanced semiconductor device performance.

“Reporting Period” shall begin on the first day of each calendar half-year and end on the last day of such calendar half-year,

“Term” shall mean the term of this Agreement, which shall commence on the Effective Date and shall remain in effect until the expiration or abandonment of all issued patents and filed patent applications containing the Licensed Claims, unless earlier terminated in accordance with the provisions of this Agreement.

“Territory” shall mean worldwide.

ARTICLE II

License Grant

Subject to the terms of this Agreement, ASM hereby grants to Mears and its Affiliates for the Term a nonexclusive license, with the right to sublicense, under the Licensed Claims to develop, make, have made, use, sell, offer to sell, lease, and import Licensed Products in the Territory and to develop and perform Licensed Processes in the Territory. Nothing in this Agreement is intended to grant a license to anyone to make, use, sell, offer to sell, lease, or import Equipment that infringes any patent owned by ASM.

ARTICLE III

Royalty

With respect to Licensed Products made and/or Licensed Processes performed using Equipment manufactured or sold by ASM (“ASM Equipment”), Mears agrees to pay to ASM America a royalty of 2½% of Net Revenues. With respect to Licensed Products made and/or Licenses Processes performed using Equipment other than ASM Equipment, Mears agrees to pay to ASM America a royalty of 5% of Net Revenues.

ARTICLE IV

Records, Reports and Payment of Royalty

1. Mears shall keep accurate records in sufficient detail to enable royalties payable hereunder to be determined and shall permit such records to be inspected and copied once each calendar year during reasonable business hours by ASM’s certified public accountants, in accordance with the principles and practices normally employed by certified public accountants and upon the giving of reasonable written notice to Mears by ASK. ASM’s certified public accountants shall only make such inspection as is necessary to verify the amount of royalties payable hereunder and shall only report to ASM the amount of royalties due and payable under this Agreement.

2. Mears agrees to report to ASM not later than the last day of the calendar month following the end of each calendar half-year during the life of this Agreement in respect to all royalties due hereunder during the preceding calendar half-year. Each such report shall be accompanied by full payment of the total royalty due to ASM for such calendar half-year pursuant hereto.

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ARTICLE V

Assignment and Termination

1. The rights and obligations of Mears hereunder may be assigned together to an Affiliate of Mears, or to any person or business entity which acquires substantially all of the assets or capital stock of Mears. Otherwise, the rights of Mears hereunder shall not pass to third parties either by act or deed of Mears or by operation of law.

2. Except as is otherwise provided herein, this Agreement and every one of the terms and conditions thereof shall be available to and binding upon the assigns, legal representatives and/or successors in business of ASM.

3. This Agreement shall continue in force during its Term.

ARTICLE VI

Miscellaneous

1. Notice, Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses of the parties:

If to Mears:	RJ Mears, LLC
1100 Winter Street
Suite 4700
Waltham, MA 02451

If to ASM:	ASM America, Inc.
3440 East University Drive
Phoenix, AZ 85034

All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this section.

2. All royalty reports and payments shall be sent to ASM America at the address appearing above.

3. This Agreement may be executed in counterparts, each of which will be an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed as an instrument under seal by their duly authorized officers as of the day and year shown below next to the signatures of the authorized officer of each respective party.

RJ MEARS, LLC		ASM AMERICA, INC.

By:	/s/ Robert J. Mears	By:	/s/ Charles Dean Del Prado

Its:	President	Its:	President

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ASM INTERNATIONAL, N.V.

By:	/s/ Charles Dean Del Prado

Its:	Member of the Management Board

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